EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Receives
Compliance Letter from AMEX

Colorado Springs, CO – November 16, 2007 — Westmoreland Coal Company (AMEX:WLB) reported today that it has received a notice from the staff of the American Stock Exchange (the “Amex”) dated November 14, 2007, advising that as a result of the Company’s failure to timely file with the Securities and Exchange Commission the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, the Company is not in compliance with the Amex’s continued listing standards as provided in Sections 134 and 1100 of the Amex Company Guide.

The Company has submitted a plan advising the Amex of the action the Company has taken, or will take, to bring the Company into compliance.

As previously announced, the Company was unable to timely file the Form 10-Q because it continues to be engaged in the restatement of post-retirement benefit liabilities.

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600